Exhibit 14.1

TRADUCCIÓN PÚBLICA / CERTIFIED TRANSLATION

[All pages bear a heading reading “GRUPO SUPERVIELLE” and a footer reading “Code of Ethics of GRUPO SUPERVIELLE”]

CODE OF ETHICS OF GRUPO SUPERVIELLE S.A.

TABLE OF CONTENTS

1.	ENFORCEMENT OF THE CODE OF ETHICS
2.	GROUNDWORK
3.	ETHICAL VALUES
4.	DISSEMINATION
5.	PRACTICES UNDER THE CODE OF ETHICS
5.1	PROTECTION OF GRUPO SUPERVIELLE’S RESOURCES
5.2	EQUAL OPPORTUNITIES. NO DISCRIMINATION
5.3	FAMILY RELATIONSHIPS AT THE WORKPLACE
5.4	A DRUG-FREE WORKPLACE
5.5	A SMOKE-FREE WORKPLACE
5.6	HEALTH AND SAFETY
5.7	FAIR TREATMENT
5.8	CONFIDENTIALITY OF INFORMATION
5.9	OBJECTIVITY AND CONFLICTS OF INTEREST
5.10	CORPORATE GIFTS AND BUSINESS COURTESIES
5.11	RELATIONS WITH NEWS MEDIA
5.12	RELATIONS WITH GOVERNMENTAL AGENCIES
5.13	RELATIONS WITH CUSTOMERS
5.14	RELATIONS WITH SUPPLIERS
5.15	FAIR COMPETITION
5.16	CORPORATE SOCIAL RESPONSIBILITY
5.17	SOCIAL NETWORKS
6.	PREVENTION OF MONEY LAUNDERING AND TERRORIST FINANCING ACTIVITIES
7.	KNOW YOUR ASSOCIATES
8.	ETHICAL GUIDELINE
9.	COMMUNICATION OF THE CODE OF ETHICS

1. ENFORCEMENT OF THE CODE OF ETHICS

The provisions of this Code of Ethics shall apply to all GRUPO SUPERVIELLE associates, including its direct employees, any individuals hired under fixed-term contracts or providing services during a trial period, members of the Board of Directors, external advisors, suppliers and any third parties who, given the nature of their relationship with GRUPO SUPERVIELLE, may affect the reputation of GRUPO SUPERVIELLE or of any entities and companies that are part thereof.

For the purposes of this Code of Ethics, GRUPO SUPERVIELLE shall be deemed to include Grupo Supervielle S.A. and the different entities and companies controlled by or being in a corporate relationship with Grupo Supervielle S.A., including Banco Supervielle S.A., Cordial Compañía Financiera S.A., Supervielle Asset Management S.A., Sociedad Gerente de Fondos Comunes de Inversión, Tarjeta Automática S.A., Cordial Microfinanzas S.A., Espacio Cordial de Servicios S.A., Supervielle Seguros S.A. and Sofital S.A., and any other companies that may become part of GRUPO SUPERVIELLE in the future. Also, the term “Organization” may be used in this Code of Ethics to designate GRUPO SUPERVIELLE and its different related entities and companies.

It is the responsibility of each and all of the associates of GRUPO SUPERVIELLE to be aware of and comply with the provisions of this Code of Ethics. Any failure in the observance of this Code of Ethics may result in the imposition of disciplinary and legal penalties and cause the severance of employment or contractual termination of any GRUPO SUPERVIELLE associates responsible for such infringement.

The guidelines established under this Code of Ethics shall prevail over any orders issued by senior officers and are part of GRUPO SUPERVIELLE’s standards and regulations currently in effect.

The Human Resources Department shall be responsible for the operating management of this Code of Ethics and shall be in charge of:

•                                Effectively disseminating this Code to all associates.

•                                Answer any doubts in relation to the content of this document.

•                                Suggest amendments to the content of this Code.

•                                Ensure that all new associates will receive the Code, confirm that they have read it and sign their respective commitment letter, which shall be enclosed to such associate’s personal file.

The Internal Audit Department shall be in charge of receiving and investigating any reports filed in connection with any matters contemplated in this Code.

2. GROUNDWORK

This Code of Ethics is based on a set of essential values that distinguish and identify GRUPO SUPERVIELLE which must be observed by each of our members in the daily performance of their duties in relation to customers, suppliers, associates and controlling agencies.

3. ETHICAL VALUES

The values that identify GRUPO SUPERVIELLE include:

LEADERSHIP (So that we may know where to go)

We create organizational capabilities in order to be a benchmark in those markets on which we are focused.

We believe in:

Leading by example

Dreaming far-reaching dreams

Training and developing our teams

Surpassing our own goals

We will not accept:

The setting of unchallenging goals

An absence of team work

A lack of focus

INNOVATION (So that we may change through ideas)

We challenge limits in our search for new solutions that will add value and increase our competitiveness.

We believe in:

Improving the experience of our customers

Looking into the future without neglecting the present

Being open and flexible

We will not accept:

Conformism

The fear of the new

Mental barriers that may prevent our growth

COMMITMENT (So that we may make a greater contribution)

We will answer with sustainable solutions to the demands of our customers and communities of interest.

We believe in:

Putting passion in everything we do

Honoring our agreements

Encouraging ties of proximity

Putting ourselves in our customer’s place

Surpassing expectations

We will not accept:

Indifference and a failure to assume responsibility

Making promises we know we will not be able to fulfill

Imposing conditions not desired by customers

Irresponsible attitudes in respect of results

Bad faith and a lack of ethics

RESPECT (So that we may take other people into account)

We listen to and understand our customers’ needs and promote constructive personal and business relations.

We believe in:

Treating other people as we like to be treated

Engaging in dialogue and building on diversity

We will not accept:

Results obtained cost what it may

The imposition of ideas

The lack of empathy

Any kind of discrimination

EFFICIENCY (So that value may be added)

We give quick, good-quality answers through the use of available resources in a responsible and sustainable manner.

We believe in:

Focusing on processes that add value

Recognizing those initiatives that pursue constant improvement

Minding the structure of costs

We will not accept:

The neglect of errors and a failure to learn from them

Bureaucracy

Improvisation

SIMPLICITY (So that we may facilitate)

We long to make our customers’ lives easier

We believe in:

Being careful with our customers’ time

Operating through strong and simple processes

Making decisions at the closest point to our customers

We will not accept:

Mistrustful attitudes that are an obstacle to delegation and cooperation

The creation of unnecessary or cumbersome procedures

An unproductive or inconsiderate use of our own and other people’s time

4.                            DISSEMINATION

The Human Resources Department will be responsible for the dissemination and regular updating of this Code of Ethics. Also, GRUPO SUPERVIELLE requests its Directors, Managers and senior officers to make this Code known to their associates and engage their commitment by their own example.

5.                            PRACTICES UNDER THE CODE OF ETHICS OF GRUPO SUPERVIELLE

5.1 PROTECTION OF GRUPO SUPERVIELLE’S RESOURCES

All associates of GRUPO SUPERVIELLE shall take any actions conducive to the protection of the Organization’s assets and property.

All the operations conducted by the Organization shall be subject to adequate internal controls so that the Organization’s assets and property shall be protected. These operations must be performed subject to any authorizations that may be necessary pursuant to the authorization schemes applicable thereto. Operations shall be properly recorded in accordance with the accounting standards applicable in each case, so that the Organization’s accounting records will contain accurate information. It shall be each associate’s responsibility to ensure the integrity and confidentiality of all GRUPO SUPERVIELLE’s assets and property, with due observance of internal controls and applicable authorization schemes.

Any physical and computer assets made available by GRUPO SUPERVIELLE to its associates (including computers, telephones, printers, e-mail services, etc.) are work tools and therefore to be exclusively used for the performance of Organization’s activities, and they may not be used for personal or other purposes foreign to such activities.

In relation to the use of computer equipment and any related applications, GRUPO SUPERVIELLE shall assign codes and/or passwords to each associate. Any codes and/or passwords assigned to such associates are for the personal, non transferable use of each of them, and shall not be disclosed under any circumstances. Associates shall in all cases be liable for any improper use of codes and/or passwords and may be subject to penalties in this connection.

Everything related to electronic mail and electronic communication systems generally, including any communications and information created, received, saved or sent through the Organization’s systems, are the property of GRUPO SUPERVIELLE. Associates do not have any personal privacy rights on any material created, received, saved or sent through the electronic mail or any computerized systems of GRUPO SUPERVIELLE, including external Internet providers, and no privacy may be expected in relation to such communications. GRUPO SUPERVIELLE shall take any necessary actions to implement the provisions herein described in a clear and accurate manner, ensuring at all times that any tools provided to associates will be used for the performance of their respective tasks and protecting the rights of the individuals involved, all in accordance with applicable statutory rules.

5.2 EQUAL OPPORTUNITIES. NO DISCRIMINATION

GRUPO SUPERVIELLE shall provide equal opportunities of access to work and professional promotion, and shall not engage in any discriminatory practices, either on the basis of gender or sexual preference, race, religion, background, marital status or social condition.

GRUPO SUPERVIELLE’s associates that take part in any contracting, selection and/or professional promotion processes and/or make decisions in the framework of these processes shall be required to act objectively and not to engage in the above mentioned practices, in order to identify those individuals that are most adequate based on the profile and needs of the job to be performed, promoting at all times equal opportunities.

Any person that has been the victim of or a witness to any event of discrimination or harassment at the workplace must promptly contact its Immediate Senior Officer or, if this is not possible, the Human Resources Department.

5.3 PERSONAL RELATIONSHIPS AT THE WORKPLACE

For purposes of preserving an objective and professional environment, notice must be given to the respective senior officers, in a properly confidential manner, upon the establishment of any romantic relationships between workmates in the same area and/or of relationships between associates that given their working relation, tasks or duties directly or indirectly report to and/or require the supervision of their partners. In case of occurrence of this kind of circumstances, one of the associates involved must be transferred to another area.

If an associate performing commercial or administrative duties (a manager, customer service officer, account officer, investment officer or employee with similar duties) has a personal, commercial, family or friendship relation with any customer or supplier, whether an individual or an entity, such relation must be reported to the associate’s senior officer so that a different associate may be designated and assume responsibility for the relationship with such customer or supplier, as the case may be.

5.4 A DRUG-FREE WORKPLACE

Each associate must perform his/her tasks without being inhibited or stimulated by the effects of alcohol or any drugs. GRUPO SUPERVIELLE believes that the observance of the provisions of this Section 5.4 is of vital importance to maintain the levels of performance required from each associate and to preserve their individual health and safety. The consumption of alcohol shall be tolerated solely during corporate or social events that may take place at the workplace, such as end-of-year or similar toasts, to such an extent as this does not affect the associates’ capabilities or health.

The possession and/or consumption of illegal drugs and alcohol, as well as the improper use or abuse of legally prescribed drugs is prohibited (a) inside the premises of GRUPO SUPERVIELLE, and/or (b) in the course of activities conducted on behalf of, in relation to or which may have an impact on GRUPO SUPERVIELLE.

5.5 A SMOKE-FREE WORKPLACE

GRUPO SUPERVIELLE states that it is a “SMOKE FREE” entity and an advocate of a healthy environment, and prohibits the consumption of tobacco within its premises, including external corridors, balconies and terraces.

5.6 HEALTH AND SAFETY

Health and safety at the workplace are essential pillars for an adequate performance of daily tasks within GRUPO SUPERVIELLE.

It is a responsibility of all associates to observe any established safety measures. Also, it is a duty of any persons having employees in their charge to promote such measures among their associates.

5.7 FAIR TREATMENT

GRUPO SUPERVIELLE provides a friendly working environment, free of violence and aggressions. Threats, threatening behavior, harassment, intimidation and aggressions are prohibited at the workplace.

Working in an environment where respect and friendliness prevail among associates and towards external customers, suppliers and the community is essential.

GRUPO SUPERVIELLE’s associates must act at all times with due respect for proper behavior and fair treatment guidelines, religion, sexual preference, race and other personal qualities.

5.8 CONFIDENTIALITY OF INFORMATION OF GRUPO SUPERVIELLE AND ITS CUSTOMERS. SECRECY AND RESERVE

GRUPO SUPERVIELLE’s associates shall not disclose any accounting or documentary information pertaining to GRUPO SUPERVIELLE which has not been published by the means established by law.

No associate must disclose or use any information obtained in the course of his/her relationship with GRUPO SUPERVIELLE for his/her own or other persons’ personal benefit or advantage.

GRUPO SUPERVIELLE’s associates must take actions designed to ensure the confidentiality, integrity and availability of any data and information belonging to customers and third parties that have established a relationship with GRUPO SUPERVIELLE. This includes identifying any data that must be protected, providing an adequate degree of protection to such data and giving access to protected data only to those persons who need to make use of them for the performance of their duties. Also, all associates working for entities that are affiliates of GRUPO SUPERVIELLE and subject to the Argentine Central Bank rules in their capacity of financial entities, financial companies or other entities governed by the Argentine Financial Entities Law (the “FEL”) shall strictly comply with “Bank Secrecy” rules established by section 39 of the FEL, dealing with any information that may become known to them with the utmost confidentiality and reserve. This implies that no disclosure may be made of any information relating to any kind of bank deposits or accounts held by customers of such affiliates of GRUPO SUPERVIELLE (either their respective numbers or any balances therein or any other data through which the deposit or account might be possibly identified or the owner thereof determined); provided, however, that “Bank Secrecy” rules shall not apply to: (a) judges acting under judicial proceedings, (b) the

Argentine Central Bank, (c) national, provincial or municipal tax collection agencies, and (d) the entity itself, upon the prior authorization of the Argentine Central Bank; all the foregoing, subject to the specific conditions established by the LEF, regulations thereunder and in particular the Organization’s manuals of internal procedure as applicable to each case.

Any associate that, by reason of his/her job or activity, is in possession of information concerning the development or business of a GRUPO SUPERVIELLE’s affiliate engaging in the public offering of securities, which information has not yet been disclosed to the public in the market and is capable of influencing the price of such affiliate’s securities or affecting the placement and trading of securities shall be required to keep such information in strict confidentiality.

Associates working for external audit firms, consulting firms or any other suppliers that provide services to GRUPO SUPERVIELLE are specifically included within the scope of the provisions set forth in Section 5.8. Similarly, associates working for any suppliers that provide services to GRUPO SUPERVIELLE shall refrain from using, for their own or any third parties’ benefit, any information they may know as a result of the service provided and shall be under a duty of confidentiality under applicable law. Associates shall refrain from:

•                  Transferring confidential information to other person that may subsequently buy or sell any securities of GRUPO SUPERVIELLE, including call or put options on such securities.

•                  Buying or selling any securities issued by other companies the price of which might be affected by actions taken by GRUPO SUPERVIELLE which have not yet been announced to the public, and any call or put options on such securities.

5.9 OBJECTIVITY AND CONFLICTS OF INTEREST

All associates of GRUPO SUPERVIELLE shall be under a duty to refrain from:

•                  Acting as representatives of GRUPO SUPERVIELLE under circumstances where such associate or a relative of personal friend thereof has any kind of personal interest.

•                  Making any improper use of the name of GRUPO SUPERVIELLE.

•                  Accepting any kind of favor from any individual or entity with whom GRUPO SUPERVIELLE maintains a business relationship.

•                  Deriving any personal benefit from business opportunities in which GRUPO SUPERVIELLE is involved.

•                  Providing assistance to a competitor of GRUPO SUPERVIELLE in such competitor’s business activity.

In the event of a conflict of interest arising in connection with an associate’s employment or other issues, associates shall be required to promptly bring the facts to the attention of their immediate senior officer so as to be released from any position affected by such conflict of interest. In case of doubt on whether the activity to be developed might or might not trigger a conflict of interest with GRUPO SUPERVIELLE, it shall be the associate’s responsibility to consult with his/her immediate senior officer and with the Human Resources Department, who shall specify the actions to be taken in each case.

No business or professional activities must be performed in parallel with those performed for GRUPO SUPERVIELLE if such activities are somehow in competition with any business of GRUPO SUPERVIELLE.

No associate capable of exercising any influence of GRUPO SUPERVIELLE’s business decisions and no member of such associate’s immediate family (spouse, mother, father, child or sibling) may own a significant financial interest, understood to mean, for illustration purposes and without limitation, an interest as a shareholder or manager, in any company that is a supplier of goods or services to GRUPO SUPERVIELLE.

If an associate or a member of an associate’s immediate family owns a significant financial interest in a competitor of GRUPO SUPERVIELLE, such associate shall be required to give notice of such interest to the Human Resources Department of his/her respective employer in GRUPO SUPERVIELLE.

Any executive, manager, professional and technical associates that carry out any activities outside GRUPO SUPERVIELLE must fully disclose such activities and the scope thereof to the Human Resources Department of their respective employer in GRUPO SUPERVIELLE.

No associate will be allowed to perform any civic or political activities that may cause a conflict of interest or might be interpreted in any manner as a participation of GRUPO SUPERVIELLE in such activities during working hours.

5.10 CORPORATE GIFTS AND BUSINESS COURTESIES

Annex 1 hereto sets forth the major guidelines of GRUPO SUPERVIELLE’s policies concerning corporate gifts and business courtesies.

Any business courtesy offered for services rendered by an associate may only be accepted to such an extent as it represents solely a customer’s acknowledgement of such associate’s efficiency, capacity and transparency in the performance of his/her tasks and is in compliance with GRUPO SUPERVIELLE’s policy regarding gifts and courtesies.

No gifts or courtesies may be offered to or accepted from a government officer or associate. Bribery is strictly prohibited.

5.11 RELATIONS WITH NEWS MEDIA

Relations with news media shall be solely coordinated by the Press Forum. No associate of GRUPO SUPERVIELLE shall answer questions from the media, give interviews or publish articles on behalf of or relating to GRUPO SUPERVIELLE, or take part as speaker or lecturer on behalf of GRUPO SUPERVIELLE in conferences or events organized by third parties without the prior authorization of the Press Forum.

Any request for such authorization shall be submitted to the Press Forum through the Marketing Department.

5.12 RELATIONS WITH GOVERNMENTAL AGENCIES

GRUPO SUPERVIELLE preserves political neutrality and undertakes to comply with all its legal obligations under municipal, provincial or national regulations in Argentina or any country where it may conduct its business.

GRUPO SUPERVIELLE’s associates shall strictly comply with the laws of the respective country, refraining from any behavior that, although not an infringement of the law, might adversely affect the reputation of GRUPO SUPERVIELLE or any of its affiliates vis-à-vis the community, the government or other agencies of the country and/or have any adverse effect on the business, image and/or reputation of GRUPO SUPERVIELLE.

No associate shall knowingly cooperate with third parties in the infringement of any law nor take part in actions that may jeopardize the observance of the rule of law.

GRUPO SUPERVIELLE associates shall act with fairness and integrity in all their contracts and transactions with authorities and employees of the municipal, provincial and national governments, ensuring that all the information and documents submitted and all statements made by them and all statements are truthful, clear and complete.

5.13 RELATIONS WITH CUSTOMERS

Customers are a priority of GRUPO SUPERVIELLE. Therefore, it is a responsibility of all its associates to maintain respectful, fair and committed relations with GRUPO SUPERVIELLE customers and provide to them an integral quality service.

It is the policy of GRUPO SUPERVIELLE to conduct transactions with individuals and companies renowned by their integrity.

To establish long-lasting business relationships it is indispensable to convey a feeling of trust and transparency in communication. In this respect, the following must be preserved:

(a)                       An affable and straightforward attitude

An affable and straightforward attitude must always prevail in an associate’s relations with customers, suppliers and the general public. The relationship with customers must be conducted in the spirit of a professional and friendly provision of services.

(b)                       A prompt, high-quality service

A commitment to the provision of a prompt, high-quality service and an effort to exceed customers’ expectations are priorities of GRUPO SUPERVIELLE.

Associates must in all events take care of their personal appearance, bearing in mind that the first image of GRUPO SUPERVIELLE perceived by a customer is that of our associates.

GRUPO SUPERVIELLE’s associates shall offer to customers only those products or services that are adapted to each customer’s identity and needs, and for this purpose the terms applicable to each one of those products and services and the benefits, risks and costs involved in them must be made known to and understood by customers before any contract is made.

Notwithstanding any other precautions, requirements or tasks to be performed or satisfied by GRUPO SUPERVIELLE’s associates in accordance with applicable internal procedures, associates shall:

•                                         Provide customers objective, accurate and complete information on the different products and services and all the terms and conditions applicable thereto, including a warning about any risks, expenses and applicable fees involved, in particular in the case of high-risk financial products.

•                                         Apply any applicable charges and fees and enforce the commercial terms and conditions, as approved in each case.

•                                         Refrain from entering into contracts for products or services that are solely intended to gain a fee or income and without any actual interest for the customer involved.

•                                         Not offer higher benefits or advantages to some customers as compared with others.

•                                         Ensure that any contracts for products and services are made in compliance with applicable internal procedures, and shall obtain and keep any required documents and deliver a copy thereof to the respective customer.

•                                         Avoid any behavior in relation to advertising, marketing and selling activities which might be misleading or lacking in relevant information.

5.14 RELATIONS WITH SUPPLIERS

GRUPO SUPERVIELLE promotes a respectful and fair attitude in dealing with its suppliers, and any goods and services from such suppliers must be provided in accordance with applicable law.

GRUPO SUPERVIELLE expects its suppliers to comply with strict ethical standards in all their activities and to perform those activities in an honest, trustworthy, respectful, fair and transparent manner.

All associates that by reason of their duties in the Organization may establish any relationship with GRUPO SUPERVIELLE suppliers shall strictly comply and demand strict compliance with the provisions of this Code, and in particular with this Section 5.14, adapting their actions to the provisions contained in any manuals of procedure then in effect in the Organization and which govern dealings with suppliers.

5.15 FAIR COMPETITION

GRUPO SUPERVIELLE promotes a fair and honest competition. For this reason, the exercise of any practices that may impair competition is prohibited.

5.16 CORPORATE SOCIAL RESPONSIBILITY

GRUPO SUPERVIELLE strives to be recognized as an agent for change and a builder of sustainable social value.

GRUPO SUPERVIELLE’s strategic goals in the area of Corporate Social Responsibility (CSR) include:

•                                         To establish CSR in its management model as the pivot of GRUPO SUPERVIELLE’s business strategy.

•                                         To develop an innovative and transformative strategy based on specific measurable, high-impact actions.

•                                         To synergize its CSR initiatives with the local communities where GRUPO SUPERVIELLE has a business presence.

•                                         To build a cooperative organization culture of joint responsibility and promote the participation of its associates in the framework of its CSR actions.

5.17 SOCIAL NETWORKS

GRUPO SUPERVIELLE prohibits the use of Social Networks (such as Facebook, Twitter or other) at the workplace, unless they are used strictly for labor and institutional purposes.

Associates must be aware that any use of social networks for other than work purposes may have direct consequences on GRUPO SUPERVIELLE. Any information shared through the social networks must be disseminated with decorum and moderation, in observance of the ethical values enshrined in this Code.

The use of corporate names and trademarks beginning to GRUPO SUPERVIELLE for purposes of creating, or for the designation of, accounts, profiles or groups in the Social Networks, is prohibited.

6.                            PREVENTION OF MONEY LAUNDERING AND TERRORIST FINANCING ACTIVITIES

GRUPO SUPERVIELLE assumes a firm commitment to the fight against the laundering of assets derived from illicit activities and also against terrorist financing to prevent that the Organization may be used as a vehicle for such crimes.

Money Laundering and Terrorist Financing entail serious legal, economic and reputational risks for the entity.

All GRUPO SUPERVIELLE associates must be clearly aware of the risks that both GRUPO SUPERVIELLE and its associates are exposed to upon any failure to duly comply with the provisions contained in this Section 6 and applicable manuals of internal procedure.

For this reason, each associate of GRUPO SUPERVIELLE shall have a responsibility to actively cooperate in the struggle against money laundering and terrorist financing, and to this end each associate shall:

•                                         Apply “Know Your Customer” policies before a connection is established between a customer and a business and/or product and/or service and during the whole life of the Group’s business relationship with such customer, keeping updated any information that may be necessary in accordance with currently applicable rules.

•                                         Be watchful of any proposed transactions, with a special focus on:

(a)                                Transactions bearing no relationship with the respective customer’s business, resources or assets;

(b)                                Transactions that are presented subject to complex terms;

(c)                                 Businesses where the customer’s financial benefit is not apparent or GRUPO SUPERVIELLE’s profit is not consistent with the service to be provided, the level of risk to be assumed or market conditions.

Special care must be taken considering the amount and nature of the transaction, with observance of established criteria regarding documentary support for a customer’s identity, business, ratio between the amounts involved and the customer’s business, etc. (Transactions with Occasional Account Holders).

•                                         Be watchful to detect “Unusual transactions” by reference to the “Customer Profile”, and bring these transactions to the knowledge of the Money Laundering and Terrorist Financing Department of the respective associate’s employer (Unusual Transactions).

•                                         In the framework of any “Know Your Customer” policies and procedures then in effect, request any data that may be required for any applicable forms and/or systems and check the completeness of any documents required to establish a relationship between a customer and the Organization and the conduct of any transactions.

7.                            KNOW YOUR ASSOCIATES

Upon the admission of any new associates, GRUPO SUPERVIELLE will conduct any evaluations it may deem necessary in order to ascertain their personal background, so as to have reasonable certainty as to both their professional skills and their personal rectitude.

Also, all Senior Managers, Managers and Supervisors must pay particular attention to the behavior of their associates so as to be able to detect any signs of a possible misconduct on an early basis. GRUPO SUPERVIELLE assumes that any accounts created for the payment of our associates’ remuneration will be basically used for the management of amounts derived from such payments.

It is recommended that any employees who, either on a specific or a regular basis, need to use these accounts to handle amounts derived from a different source involving significantly larger sums should make this circumstance known in advance to the Human Resources Department of the respective associate’s employer and submit any required documents, as necessary in each case.

If those amounts are derived from a commercial or professional activity that is compatible with the associate’s position in GRUPO SUPERVIELLE (as already stated in this Code), this activity must be made known to the Human Resources Department of the respective associate’s employer and, if necessary, the associate may be requested to open an additional account in connection with those amounts.

8.                            ETHICAL GUIDELINE

It shall be a responsibility of all GRUPO SUPERVIELLE associates to report any circumstances that may represent a lack of compliance with this Code of Ethics and/or with organizational values or any other rules established by GRUPO SUPERVIELLE.

GRUPO SUPERVIELLE has made available to associates and related third parties an external Ethical Guideline service where reports may be received through two optional channels: a free-of-charge telephone line or an Internet website. Possibly irregular or improper behavior may be reported anonymously through any of these channels.

9.                            COMMUNICATION OF THE CODE OF ETHICS

To ensure compliance with this Code of Ethics, GRUPO SUPERVIELLE requires all its associates to certify that they have read and understood this Code of Ethics and shall uphold its provisions and practices in the course of their daily activities.

ACCESSION COMMITMENT TO THE CODE OF ETHICS OF GRUPO SUPERVIELLE

As an associate of GRUPO SUPERVIELLE, I hereby state that I have read this Code of Ethics and am aware of the essential values of GRUPO SUPERVIELLE.

I undertake to observe and comply with the specific rules and standards established by the Code of Ethics. Also, I undertake to consult with the applicable authorities in case of doubt as to the interpretation and enforcement of the standards and policies set forth in this Code.

I hereby state that I am in compliance with the standards of conduct herein established, including the report of any actual or potential conflict of interest, and undertake to promptly report any involvement of mine in any circumstance that might entail or appear to entail a conflict of interest.

Place and Date: [blank]

First and last names: [blank]

Title: [blank]

Personnel File No.: [blank]

Signature: [blank]

Annex I

Major Guidelines of GRUPO SUPERVIELLE’s Policy

Regarding Corporate Gifts and Business Courtesies

Invitations to events, trips and conferences

It shall not be permitted to accept or receive any business courtesies that may detract from a business relationship and might be interpreted as a compensation for a more favorable treatment.

Any invitations to trips, sporting events or product demonstrations shall be submitted to the Human Resources Committee through the Coordinator Manager of the area before the invitation is accepted.

The Committee shall have authority to approve the trip, reassign a different Group associate or reject the invitation.

To accept any invitation it shall be indispensable that such invitation (i) has been made in the framework of a general event, (ii) is not exclusively addressed to a specific associate of GRUPO SUPERVIELLE, (iii) includes other customers of the inviting entity or individual, and (iv) has been sent to GRUPO SUPERVIELLE not less than 5 business days in advance.

Corporate Gifts and Offerings:

Associates shall only be permitted to accept:

a.            Usually offered gifts of a symbolic value (such as sale promotions / advertising).

b.            Gifts ordinarily given on special occasions such as end of year, GRUPO SUPERVIELLE anniversaries, etc., not exceeding US$ 100. Any gifts exceeding the amounts established in this Code of Ethics must be reported to the Human Resources Committee, which shall determine the allocation thereof.

Under the options to be contemplated, such gifts may be:

•              Raffled off among GRUPO SUPERVIELLE members.

•              Given to a public good organization on behalf of GRUPO SUPERVIELLE.

c.             Pertinent, usual and reasonable meals and invitations at which the inviting entity or individual is also present, such as for instance a business lunch or an occasional sporting event where GRUPO SUPERVIELLE is not the sole invited company.

Gifts to customers shall also be made pursuant to ordinary business practice.

THIS IS A TRUE TRANSLATION into English in 15 pages of the document in Spanish language which I have had before me and attach hereto, in Buenos Aires, on this November 20, 2015.

ES TRADUCCIÓN FIEL al idioma inglés en 15 páginas del documento en español que he tenido ante mí y adjunto a la presente, en Buenos Aires, a los 20 días del mes de noviembre de 2015.